Exhibit 99.1

FOR IMMEDIATE RELEASE

PENDRELL SUBSIDIARY LICENSES MEMORY INVENTIONS TO TOSHIBA CORPORATION

Kirkland, WA. (Business Wire) May 20, 2016 – Pendrell Corporation (NASDAQ: PCO) announced today that its subsidiary Memory Technologies LLC (MTL) entered into a patent license agreement with Toshiba Corporation covering embedded memory technologies and secure digital memory cards. The license agreement enables Toshiba’s use of standards essential and implementation inventions.

“We are very pleased to enter into this agreement with Toshiba Corporation, which is a recognized pioneer in the memory technology space,” commented Mario Obeidat, vice president of licensing for Pendrell. “This license agreement with Toshiba, which follows license agreements with other industry leaders such as Samsung and SK hynix, further validates the essential nature of our memory technologies, our leadership in the development of breakthrough next-generation memory solutions, and our commitment to entering into licenses on reasonable and non-discriminatory terms.”

ABOUT TOSHIBA CORPORATION

Toshiba Corporation, a Fortune Global 500 company, channels world-class capabilities in advanced electronic and electrical product and systems into three focus business fields: Energy that sustains everyday life, that is cleaner and safer; Infrastructure that sustains quality of life; and Storage that sustains the advanced information society. Guided by the principles of The Basic Commitment of the Toshiba Group, “Committed to People, Committed to the Future”, Toshiba promotes global operations and is contributing to the realization of a world where generations to come can live better lives.

Founded in Tokyo in 1875, today’s Toshiba is at the heart of a global network of 550 consolidated companies employing 188,000 people worldwide, with annual sales surpassing 5.7 trillion yen (US$50 billion). (As of March 31, 2016.)

To find out more about Toshiba, visit www.toshiba.co.jp/index.htm

ABOUT MTL

MTL is a wholly owned subsidiary of Pendrell Corporation (NASDAQ: PCO). With its Finnish sister company, Helsinki Memory Technologies, MTL is on the forefront of developing memory solutions that address the increasing demand for higher memory capacity, cost efficiency, ease of implementation and suitability for applications across a wide range of consumer electronics devices. For more information, visit www.helsinkimemorytech.com.

For more information about Pendrell, visit www.pendrell.com.

Contact:

Laurie Blain
Pendrell Corporation
425-278-7140
laurie.blain@pendrell.com